GRILL CONCEPTS, INC.
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES I CONVERTIBLE PREFERRED STOCK


     The undersigned, Robert Spivak, President of GRILL CONCEPTS, INC., a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that at a meeting of the Board of Directors of the Corporation duly convened and held on June 6, 1997 the following resolution was adopted:

          RESOLVED, that pursuant to Article Fourth of the Corporation's Certificate of Incorporation relating to the shares of the Corporation, the Board of Directors hereby authorizes, fixes and creates a series of Preferred Stock, par value $.001 per share, having the following powers, preferences, designations, rights and other characteristics:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series I Convertible Preferred Stock" (the "Convertible Preferred Stock") and the number of shares constituting the Convertible Preferred Stock shall be 1,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Convertible Preferred Stock.

     Section 2. Conversion Rights.

     a. Right to Convert. Each share of Convertible Preferred Stock may be converted at the option of the holder thereof at any time and without the payment of any additional consideration therefor, into the number of fully paid, nonassessable shares of common stock $.00001 par value per share, of the Corporation (the "Common Stock") as is determined by dividing $1,000 (the "Original Issue Price") by $1.25 (the "Conversion Price").

     b. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In order to convert Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, either by overnight courier or two-day courier, to the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation at


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
such office that the holder elects to convert the same, the number of shares of Convertible Preferred Stock so converted and the number of shares of Common Stock to be issued on conversion; provided, however, that the Corporation shall not be obligated to honor any conversion notice covering less than 100 shares of Convertible Preferred Stock unless such conversion notice covers all shares of Convertible Preferred Stock then outstanding. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Convertible Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

     The Corporation shall use its best efforts to issue and deliver within three (3) business days after delivery to the Corporation of such Convertible Preferred Stock certificates, or after such agreement and indemnification, to such holder of Convertible Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided the original shares of Convertible Preferred Stock to be converted are received by the Corporation or the transfer agent, as the case may be, within three (3) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stick on the Date of Conversion. If the original shares of Convertible Preferred Stock to be converted are not received by the transfer agent within three (3) business days after the Date of Conversion, the notice of conversion shall become null and void.

     Unless (i) the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (the "Conversion Shares") have been held long enough to satisfy the holding period set forth in, and the holder otherwise meets the requirements of, Rule 144(k) (or any successor provision) promulgated under the Securities Act of 1933 (the "Securities Act"), (ii) such shares become freely tradeable pursuant to another exemption under the Securities Act, or (iii) the converting holder purchased such shares pursuant to a current prospectus under an effective registration statement covering the purchase and sale of such shares, the certificate(s) representing the Conversion Shares will bear the following legend:


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

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

         Additionally, until the third anniversary of the original sale of the Convertible Preferred Stock (the "Warrant Vesting Date"), the Conversion Shares shall bear a legend indicating that a sale, transfer or assignment of any of the Conversion Shares prior to the Warrant Vesting Date (other than sales, transfers or assignments, to members of the immediate family of Lew Wolff, including trusts and/or family partnerships for the benefit of said family members, or to executive officers, partners or principals of Wolff DiNapoli LLC ("Permitted Transferees")) shall require a written notice to the Corporation and may result in the cancellation of certain warrants issuable in connection with the Convertible Preferred Stock, which legend shall read as follows:

                  THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE SHALL PROVIDE WRITTEN NOTICE TO GRILL CONCEPTS, INC. OF ANY SALE, TRANSFER OR ASSIGNMENT OF THE SHARES EVIDENCED HEREBY OCCURRING ON OR BEFORE JUNE, 2000. IN THE EVENT OF ANY SALE, TRANSFER OR ASSIGNMENT ON OR BEFORE SUCH DATE, OTHER THAN TRANSFERS OR ASSIGNMENTS TO PERMITTED TRANSFEREES (AS DEFINED IN THE $2.00 WARRANTS AND $3.00 WARRANTS) OR TRANSFERS OR ASSIGNMENTS TO WHICH GRILL CONCEPTS HAS PREVIOUSLY CONSENTED, THE $2.00 WARRANTS AND $3.00 WARRANTS ISSUED IN CONNECTION WITH GRILL CONCEPTS' INITIAL SALE OF THE SECURITIES EVIDENCED HEREBY STOCK MAY BE SUBJECT TO CANCELLATION.

     On or after the Warrant Vesting Date, the holder(s) of Conversion Shares may request that the foregoing legend be removed from such certificates and the Corporation shall use reasonable efforts to cause such legend to be so removed.

     Section 3. Dividend Provisions. The holders of Convertible Preferred Stock will only be entitled to dividends if and when declared by the Board of Directors on a non-cumulative basis pari passu with the holders of Common Stock.


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
     Section 4. Corporate Events.

     a. Notices of Record Date. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation and any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least 10 days prior to the record date specified herein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

     b. Corporate Changes. The Conversion Price shall be appropriately adjusted to reflect any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof and as to which the holders of the Convertible
Preferred Stock have received prior notice pursuant to Section 4.a.) the Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter the Convertible Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted the Convertible Preferred Stock immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event.

     Section 5. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to affect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.



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
     Section 6. Liquidation Preference.

     a. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Convertible Preferred Stock shall be entitled to receive, immediately after distributions of senior securities required by the Corporation's Certificate of Incorporation, as amended, and prior and in preference to any distribution to junior securities but in parity with any distribution to parity securities, an amount per share equal to the Original Issue Price (as adjusted for any reclassification, stock dividends, combinations, splits and similar recapitalization affecting such shares) plus accrued dividends, if any. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Convertible Preferred Stock and parity securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Convertible Preferred Stock and the parity securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Convertible Preferred Stock and the parity securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Corporations's Certificate of Incorporation, as amended.

     b. Upon the completion of the distribution required by subsection 6.a., if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to subsection 6.a. above) and junior securities in accordance with the Corporation's Certificate of Incorporation, as amended.

     c. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 6, but shall instead be treated pursuant to Section 4 hereof.

     Section 7. Voting Rights. The holders of Convertible Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, will be required for an amendment, alteration or repeal of the Corporation's Certificate of Incorporation (including any certificate of designation of preferences) if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Convertible Preferred Stock.

     To the extent that under Delaware law the vote of the holder of the Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Convertible Preferred Stock are entitled to vote on a matter with holders of Common stock, voting together as one class, each share of Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Convertible Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

     Notwithstanding the foregoing, if at any time while shares of Convertible Preferred Stock are outstanding, Mr. Lew Wolff should provide written request of such, the Corporation shall use its best efforts to nominate Mr. Wolff for election as a director of the Corporation at the next annual shareholders meeting of the Corporation and shall recommend such election to its shareholders and, in the event a vacancy occurs on the Board of Directors of the Corporation prior to the election of Mr. Wolff, the Corporation's Board of Directors shall appoint Mr. Wolff to fill any such vacancy. Until such time as Mr. Wolff is elected as a director of the Corporation, Mr. Wolff shall be entitled to notice of all meetings of the Corporation's Board of Directors and may attend any such meeting as a non-voting advisory director.

     Section 8.

     a. Demand Registration Rights. The Corporation covenants and agrees with the Holders of the Convertible Preferred Stock and Conversion Shares (the "Registrable Securities") that, subject to the availability of audited financial statements which would comply with Regulation S-X under the Securities Act and provided that the holders have not previously had the option of including all of the Registrable Securities in one or more Piggyback Registrations pursuant to
Section 8.b., upon written request of the then Holder(s) of at least a majority of the Registrable Securities made at any time within the period commencing three (3) years and ending five (5) years after the date the Convertible
Preferred Stock was initially issued (the "Original Issuance Date"), the Corporation will file as promptly as practicable and, in any event, within sixty
(60) days after receipt of such written request, at its expense (other than the fees of counsel and sales commissions for such Holders), no more than once, a post-effective amendment (the "Amendment") to a registration statement or a new registration statement under the Securities Act, registering or qualifying the Registrable Securities for sale. Within fifteen (15) days after receiving any such notice, the Corporation shall give notice to the other Holders of the



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
Registrable Securities, if any, advising that the Corporation is proceeding with such Amendment or registration statement and offering to include therein the Registrable Securities of such Holders. The Corporation shall not be obligated to any such other Holder unless such other Holder shall accept such offer by notice in writing to the Corporation within ten (10) days thereafter. The Corporation will use its best efforts, through its officers, directors, auditors and counsel in all matters necessary or advisable, to file and cause to become effective such Amendment or registration statement as promptly as practicable and for a period of nine months thereafter to reflect in the Amendment or registration statement financial statements which are prepared in accordance with Section 10(a)(3) of the Securities Act and any facts or events arising that, individually, or in the aggregate, represent a fundamental and/or material change in the information set forth in the Amendment or registration statement to enable any Holders of the Registrable Securities to sell such Securities during said nine-month period. The Holders may sell the Registrable Securities pursuant to the Amendment or registration statement without converting the Convertible Preferred Stock. If any registration pursuant to this paragraph 8.a. is an underwritten offering, the Holders of a majority of the Registrable Securities to be included in such registration shall be entitled to select the underwriter or managing underwriter (in the case of a syndicated offering) of such offering, subject to the Corporation's approval which shall not be unreasonably withheld.

     b. Piggyback Registration Rights. The Corporation covenants and agrees with any holder of the Registrable Securities that if, at any time within the period commencing one year and ending five years from the Original Issuance Date, it proposes to file a registration statement with respect to any class of equity or equity-related security (other than in connection with an offering to the Company's employees or in connection with an acquisition, merger or similar transaction) under the Securities Act in a primary registration on behalf of the Corporation and/or in a secondary registration on behalf of holders of such securities and the registration form to be used may be used for registration of the Registrable Securities, the Corporation will give prompt written notice (which, in the case of a registration statement pursuant to the exercise of demand registration rights shall be within ten (10) business days after the Corporation's receipt of notice of such exercise and, in any event, shall be at least 30 days prior to such filing) to the holders of Registrable Securities at the addresses appearing on the records of the Corporation of its intention to file a registration statement and will offer to include in such registration statement all, but not less than 20% of the Registrable Securities, subject to paragraphs i and ii of this Section 8.b., such number of Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten (10) days after the giving of notice by the Corporation. All registrations requested pursuant to this Section 8.b. are referred to herein as "Piggyback Registrations". All Piggyback Registrations pursuant to this Section 8 will be made solely at the Corporation's expense. This Section is not applicable to a registration statement filed by the Corporation on Forms S-4 or S-8 or any successor forms.



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
          i. Priority on Primary Registrations. If a Piggyback Registration includes an underwritten primary registration on behalf of the Corporation and the underwriter(s) for such offering determines in good faith and advises the Corporation in writing that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number that can be sold in such offering without materially adversely affecting the distribution of such securities by the Corporation, the Corporation will include in such registration (A) first, the securities that the Corporation proposes to sell and (B) second, the Registrable Securities requested to be included in such registration, apportioned pro rata among the holders of the Registrable Securities and holders of other securities requesting registration.

          ii. Priority on Secondary Registrations. If a Piggyback Registration consists only of an underwritten secondary registration on behalf of holders of securities of the Corporation, and the underwriter(s) for such offering advises the Corporation in writing that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without materially adversely affecting the distribution of such securities, the Corporation will include in such registration (A) first, the securities requested to be included therein by the holders requesting such registration, and (B) second, the Registrable Securities requested to be included in such registration and securities of holder of other securities requested to be included in such registration statement, pro rata among all such holders on the basis of the number of shares requested to be included by each such holder, provided, however, the Corporation will use its best efforts to include not less than 20% of the Registrable Securities.

     Notwithstanding the foregoing, if any such underwriter shall determine in good faith and advise the Corporation in writing that the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Corporation would materially adversely affect the distribution of such securities by the Corporation, then the holders of such Registrable Securities shall delay their offering and sale for such period ending on the earliest of (1) 90 days following the effective date of the Corporation's registration statement, (2) the day upon which the underwriting syndicate, if any, for such offering shall have been disbanded or,
(3) such date as the Corporation, managing underwriter and holders of Registrable Securities shall otherwise agree. In the event of such delay, the Corporation shall file such supplements, post-effective amendments and take any such other steps as may be necessary to permit such holders to make their proposed offering and sale for a period of 120 days immediately following the end of any such period of delay. If any party disapproves the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Corporation, the underwriter, and the holder. Notwithstanding the foregoing, the Corporation shall not be required to file a registration statement to include shares pursuant to this Section 8 if independent counsel, reasonably satisfactory to the Corporation, renders an opinion to the Corporation that the Registrable Securities proposed to be disposed of may be transferred pursuant to the provisions of Rule 144 under the Securities Act or otherwise without registration under the Securities Act.

     c. Action to be Undertaken by the Corporation. In connection with the registration of Registrable Securities hereunder, the Corporation agrees to (i) bear the expenses of any registration; provided, however, that in no event shall the Corporation be obligated to pay (A) any fees and disbursements of special counsel for holders of Registrable Securities, (B) any underwriters' discount or commission in respect of such Registrable Securities, and (C) any stock transfer taxes attributable to the sale of the Registrable Securities; (ii) use its best efforts to register or qualify the Registrable Securities for offer or sale under state securities or Blue Sky laws of such jurisdictions in which such holders shall reasonably request, provided, however, that no qualification shall be required in any jurisdiction where, as a result thereof, the Corporation would be subject to service of general process or to taxation as a foreign corporation doing business in such jurisdiction to which it is not then subject; and (iii) enter into a cross-indemnity agreement, in customary form, with each underwriter, if any, and each holder of securities included in such registration statement.

     d. Action to be Taken by the Holders. The Corporation's obligations under this Section 8 shall be conditioned upon a timely receipt by the Corporation in writing of: (i) information as to the terms of such public offering furnished by or on behalf of each holder of Registrable Securities intending to make a public offering of his, her or its Registrable Securities, and (ii) such other information as the Corporation may reasonably require from such holders, or any underwriter for any of them, for inclusion in such registration statement.

     Section 9. Protective Provisions. So long as shares of Convertible Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock:

     a. alter or change the rights, preferences or privileges of the shares of the Convertible Preferred Stock or any other securities so as to affect adversely the Convertible Preferred Stock;

     b. create any new class or series of stock having a preference over the Convertible Preferred Stock with respect to distributions pursuant to Section 6 above;

     c. do any act or thing which would result in taxation of the holders of shares of the Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue code as hereinafter from time to time amended);

     d. redeem, repurchase or pay any distribution with respect to any class of securities of the Corporation ranking junior to the Convertible Preferred Stock or redeem or repurchase any shares of Series A Preferred Stock or Series B Preferred Stock; or

     e. reissue any shares of the Convertible Preferred Stock after such shares have previously been converted, redeemed or repurchased.

     Section 10. Miscellaneous. The Convertible Preferred Stock shall rank pari passu with the Series A Preferred Stock, Series B Preferred Stock and Series II Preferred Stock of the Corporation with respect to rights on liquidation.

     IN WITNESS WHEREOF, I have executed this Certificate this day of June 20, 1997.


                                               By:  /s/  Robert Spivak
                                                  ------------------------------
                                                    President, Robert Spivak

ATTEST:


/s/ Michael Weinstock
--------------------------------
Secretary, Michael Weinstock



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